PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 23 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                           November 21, 1997
                                                                Rule 424(b)(3)
                Morgan Stanley, Dean Witter, Discover & Co.
                        MEDIUM-TERM NOTES, SERIES C
                        Senior Floating Rate Notes

                              --------------

               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

               Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:     $100,000,000

Maturity Date:        April 3, 2000; provided that if such day is not a
                      Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
      Date:           December 1, 1997

Interest Payment
      Dates: Each January 3, April 3, July 3 and October 3, commencing January 3, 1998; provided that the final Interest
                      Payment Date will be the Maturity Date. If any such day (other than the Maturity Date) is not a Business
                      Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business
                      Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest
      Rate: To be determined two London Banking Days prior to the date of issuance based on interpolated LIBOR for the period

Base Rate:            LIBOR

Index Maturity:       3 Month

Spread (Plus or
      Minus):         Plus 0.05% per annum

Minimum Denomination: $1,000,000

Interest Payment
      Period:         Quarterly

Specified Currency:   U.S. Dollars

Issue Price:          99.78%

Settlement Date
      (Original Issue
      Date):          December 1, 1997

Initial Interest
      Reset Date:     January 3, 1998, or if such day is not a Business Day,
                      the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates: Same as Interest Payment Dates

Interest Reset
      Period:         Quarterly

Interest
      Determination
      Dates:          Two London Banking Days prior to each Interest
                      Reset Date

Reporting Service:    Telerate (Page 3750)

Book Entry Note or
      Certificated
      Note:           Book Entry Note

Senior Note or
      Subordinated
      Note:           Senior Note

Agent:                Morgan Stanley & Co. Incorporated

Calculation Agent:    The Chase Manhattan Bank

Business Days:        London, New York

CUSIP:                61745EKY6

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                        MORGAN STANLEY DEAN WITTER